Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-57078, 333-38849, 333-61998, 333-106203, 333-143907 and 333-148000 on Form S-8 and 333-88034, 333-134479 and 333-142382 on Form S-3 of our reports dated March 16, 2011 relating to the financial statements and financial statement schedule of On Assignment, Inc. (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 16, 2011